Exhibit 99.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is as of June 1, 2006 by and between Mark W. Triplett, an individual resident of the State of California (“Triplett”) and SureWest Communications, a California corporation (“SWC”).

RECITALS

A.	Triplett has been employed as Vice President, Sales of SWC.

B.	SWC and Triplett have agreed that it is in the best interests of SWC and Triplett to sever their employment relationship as of June 1, 2006.

C.	SWC and Triplett desire to set forth in this Agreement the terms and conditions of cessation of Triplett’s employment with SWC.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.

Separation of Employment. Triplett’s employment with SWC shall terminate on June 1, 2006 (the “Termination Date”).  Triplett’s separation shall be characterized by the parties to this Agreement as “a separation.”  The parties agree that any inquiries made to SWC regarding his status with SWC will be responded to in the following manner:  “Mark Triplett is no longer with SWC”, or words of similar import.  All inquiries regarding Triplett’s employment shall be referred only to Steven C. Oldham, President and Chief Executive Officer of SWC.

2.

Supplemental Severance Benefits.  In consideration for entering into this Agreement, SWC shall initially pay Triplett the amount of $41,251.60, less applicable withholding.  This lump sum payment is not eligible for 401(k) benefits and is not considered pensionable earnings.  The initial payment, payable to Triplett, will be dispatched by Federal Express or another comparable overnight delivery service, immediately following the seven (7) day revocation period described in Paragraph 14.  If Triplett has not obtained new employment by September 1, 2006, SWC will make up to six (6) additional biweekly payments to Triplett in the amount of $6,346.40, less applicable withholding, and then one (1) additional payment of $3,173.20, less applicable withholding, with each payment to be made on a basis and the date consistent with payroll payments made to all SWC employees (“Periodic Payments”), not to exceed $41,251.60, in the aggregate, before applicable withholding.  SWC’s obligation to make the Periodic Payments shall lapse effective with the earlier to occur of (i) the date Triplett commences new employment, or (ii) the pay period ending on or immediately prior to November 30, 2006.  In addition to the payments described above, should Triplett exercise his option to elect continuation coverage, SWC shall pay on Triplett’s behalf the amount of any COBRA payments for coverage for Triplett (and his family members to the extent of their participation in SWC-sponsored plans as of the Termination Date) through August 2006 inclusive, and thereafter if Triplett has not obtained new employment by September 1, 2006, until the earlier to occur of (i) Triplett obtaining coverage from another employer, or (ii) November 30, 2006.  In addition to the payments described above, SWC shall make available to Triplett for three months from the Termination Date an executive level outplacement career transition program at a cost to SWC not to exceed $5,500, in which Triplett may participate at his option.

3.

No Other Payments.  Triplett acknowledges that he shall not be entitled to any compensation or benefits as a result of his prior employment or his termination, other than as expressly provided herein, except for whatever vested pension or 401(k) benefits that Triplett may have as of the Termination Date.  Triplett acknowledges and agrees that he was paid all wages, benefits, and accrued vacation pay that were due and owing him as of the Termination Date.  Triplett acknowledges that he received by separate cover information regarding his right to health insurance continuation and his retirement benefits, if any.  To the extent that Triplett has or had such rights, nothing in this Agreement will impair those rights.  SWC agrees not to challenge the filing and collecting of unemployment benefits unless a misrepresentation of fact is presented.

4.

Continuing Obligations of Triplett.  Triplett shall continue to comply with SWC’s policies and agreements regarding confidential and trade secret information following the termination of his employment.  Triplett shall not use or disclose any confidential business information or trade secret information of SWC or any of its subsidiaries at any time.  Triplett has returned to SWC all SWC property in his possession or under his control including, but not limited to, company car, keys, credit cards, communications cards, equipment, company documents (including all copies), and computer files, discs and tapes (including all copies).  Triplett further agrees to turn over to SWC all computer and communications passwords.

5.

Complete Release by Triplett.  In consideration for entering into this Agreement and the promises and covenants contained herein referenced above, Triplett hereby releases and forever discharges SWC and its subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner and their respective predecessors, successors, assigns, employees, shareholders, officers, directors, agents, and attorneys (collectively “Released Parties”), from any and all claims, demands, causes of action, charges of  any kind whatsoever including, by way of example only and without limitation, any claims of discrimination under Title VII of the Civil Rights Act of 1964 or any other similar law or statute,  the Age Discrimination in Employment Act, California Fair Employment and Housing Act, any  claims under the California Labor Code, any claims of wrongful termination, breach of contract,  any claim of personal injury, or any other claim for injunctive relief, damages, attorney’s fees, costs or liability of any nature whatsoever, whether or not now known, suspected, or claimed, which Triplett ever had, now has, or may claim to have against SWC.  This release specifically includes, without limitation, claims arising out of the termination of Triplett’s employment.

6.

General Nature of Release.  The release set forth above in this Agreement is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the release and is intended to encompass all known and unknown, foreseen and unforeseen claims which Triplett may have against SWC, except for any claimed breach of the terms of this Agreement.

7.

Waiver.  Triplett expressly acknowledges that this release is intended to include in its effect, without limitation, a full and final release of all unknown, undisclosed or unanticipated claims or damages which may have arisen, or may arise from Triplett’s employment relationship with SWC prior to the date of execution of this release.  Therefore, Triplett hereby waives any and all rights or benefits which he may now, or in the future, have under the terms of Section 1542 of the California Civil Code which provides as follows:

“A General Release does not extend to claims which the creditor does know or suspect to exist in his or her favor at the time of executing  the release, which, if known by him or her, must have materially affected  his or her settlement with the debtor.”

8.

No Other Claims.  Triplett represents that he has not filed any complaints or charges against any of the Released Parties with any local, state, or federal agency or court, that he will not do so at any time hereafter; and that if any such agency or court assumes jurisdiction of any complaint or charge against any of the Released Parties on behalf of Triplett relating to his employment with SWC or the separation of that employment, whenever filed, he will request such agency or court to withdraw from the matter.

9.

Non-Admission.  This Agreement shall not in any way be construed as an admission by SWC that it has acted wrongfully with respect to Triplett or that Triplett has any rights or claims whatsoever against SWC; SWC specifically disclaims any liability to Triplett or that it has committed any wrongful acts whatsoever.

10.

Non-Disparagement.  Triplett agrees that he will not at any time hereafter take any actions or make any negative statements to outside third parties, either verbal or written, including without limitation, any electronic or print news media or other publications, or any community organizations, which would adversely affect or disparage the reputation, image, good will or commercial interest of SWC or its employees or agents.  Triplett further agrees that he will not cause or encourage any private lawsuits to be maintained or instituted against any of the Released Parties, and he will not assist any individual in the preparation or filing of, nor otherwise participate in any manner in any such private legal proceedings against any of the other Released Parties, except where required by law.

11.

No Action to be Brought or Assisted.  Triplett covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any actions or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement, or to assist others in the prosecution of any claims or actions against any of the Released Parties except where required by law.  Triplett agrees to indemnify and to hold the Released Parties harmless from and against any and all claims, including court costs and attorneys’ fees, from or in connection with any action or proceeding brought, assisted, or prosecuted contrary to the provisions of this Agreement except where required by law.

12.

Non-Assignment of Claim.  Triplett warrants that he has made no assignment and will make no assignment of any claim, chose in action, right of action, or any right of any kind whatsoever, embodied in this Agreement, and that no other person or entity of any kind (other than those expressly mentioned above) had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorney’s fees, costs, expenses, losses or claims referred to herein.

13.

Severability.  The parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid, or unenforceable, the remainder of the Agreement shall nonetheless remain binding in effect.

14.

ADEA Release.  Triplett acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Triplett also acknowledges he has been advised by this writing:

(a)	that he should consult an attorney prior to executing this Agreement;

(b)	that he has twenty-one (21) days within which to consider this Agreement, a period of time which will expire on June 22, 2006;

(c)	that he has seven (7) days following the date of his execution of this Agreement to revoke the Agreement (the “Revocation Period”) by providing SWC with written notice of such revocation;

(d)	that this entire Agreement shall be null and void if revoked by him within said seven-day revocation period; and

(e)

that this Agreement shall not be effective, and the initial installment of the Supplemental Severance Benefit referenced in Paragraph 2, above, shall not be due and payable until the eighth day after he signs this Agreement (the “Effective Date”), in the event there is no revocation.

15.

Entire Agreement.  This Agreement constitutes the full and complete agreement between the parties hereto, and fully supersedes any and all prior agreements, or understandings between the parties hereto, pertaining to the subject matter hereof.  No other promises or agreement shall be binding unless signed by the parties.

16.	Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

17.

Knowing and Voluntary Agreement.  This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto.  Triplett specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, he has consulted with any attorney of his choosing regarding the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement on the date(s) set forth hereinafter.

/s/ Steve Oldham	June 1, 2006

Steve Oldham, President and CEO
SureWest Communications

/s/ Mark W. Triplett	June 3, 2006

Mark W. Triplett